Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated June 16, 2005 relating to the combined financial statements for the three years ended December 31, 2004 of the Credit Information Group of The First American Corporation and its affiliates, which appears in the First Advantage Corporation definitive proxy statement filed with the Securities and Exchange Commission on August 8, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

December 8, 2005